    WORLD MONITOR TRUST II--
    SERIES D
    MONTHLY REPORT/
    NOVEMBER 24, 2000

         WORLD MONITOR TRUST II--SERIES D
-------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from October 28, 2000 to November 24, 2000 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of November 24, 2000 was $80.78, an increase of 2.75% from the October 27, 2000 value of $78.62. The year-to-date return for Series D, which commenced trading on March 13, 2000, was a decrease of 19.22% as of November 24, 2000.

The estimated net asset value per interest as of December 14, 2000 was $85.01. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from October 28, 2000
  to November 24, 2000
Revenues:
Realized gain on commodity
  transactions.......................   $  28,520
Change in unrealized commodity
  positions..........................     135,339
Interest income......................      26,169
                                        ---------
                                          190,028
                                        ---------
Expenses:
Commissions..........................      25,899
Management fees......................       5,388
Other transaction fees...............       1,694
Other expenses.......................       6,511
                                        ---------
                                           39,492
                                        ---------
Net gain.............................   $ 150,536
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from October 28, 2000
  to November 24, 2000

                                              Per
                                 Total      Interest
                              -----------   --------
Net asset value at beginning
  of period (70,207.809
  interests)................  $ 5,519,546   $  78.62
Additional contributions....       49,400
Net gain....................      150,536
Redemptions.................     (129,852)
                              -----------
Net asset value at end of
  period (69,199.441
  interests)................  $ 5,589,630      80.78
                              -----------
                              -----------
                                            --------
Change in net asset
  value per interest.....................   $   2.16
                                            --------
                                            --------
Percentage change........................       2.75%
                                            --------
                                            --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer